CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

20% Reverse Exchangeable Securities Due 2008	$54,809,740.00	$1,682.66

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 238 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated March 15, 2007
Rule 424(b)(2)

$54,809,740

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

20% Reverse Exchangeable Securities Due March 24, 2008
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
or for Shares of Common Stock of
The Walt Disney Company

The securities will pay 20% interest per year but do not guarantee any return of principal at maturity. Instead, the securities will pay at maturity either (i) an amount of cash equal to the principal amount of the securities or (ii) a number of shares of the common stock of The Walt Disney Company, which we refer to as the Disney common stock, based on the closing price of Disney common stock at maturity. Unless the price of Disney common stock increases by at least 20%, at maturity you will receive shares of Disney common stock worth less than the $33.98 principal amount of the securities.

•	The principal amount and issue price of each security is $33.98.
•	We will pay interest monthly at the rate of 20% per year on the $33.98 principal amount of each security on the twenty-fourth calendar day of each month, beginning April 24, 2007.
•	At maturity, for each $33.98 principal amount of securities that you hold:
	o	if the closing price of Disney common stock on March 19, 2008, which we refer to as the determination date, is greater than or equal to the exchange price, you will receive an amount in cash for each security equal to the $33.98 principal amount; or
	o	if the closing price of Disney common stock on the determination date is less than the exchange price, you will receive 0.83333 shares of Disney common stock, which we refer to as the exchange ratio, in exchange for each security.
➢ The exchange price is $40.776, or 120% of the $33.98 initial share price of the Disney common stock. Because the exchange price is 20% higher than the initial share price, the closing price of Disney common stock must increase by at least 20% from the initial share price as of the determination date in order for you to receive the par amount of your securities at maturity.
•	If we deliver shares of Disney common stock at maturity in exchange for each security, the value of those shares will be less than the $33.98 principal amount of each security and could be zero.
•	Investing in the securities is not equivalent to investing in Disney common stock.
•	The Walt Disney Company is not involved in this offering of securities in any way and will have no obligation of any kind with respect to the securities.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 61750V360.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

One or more of our affiliates has agreed to purchase up to $4,808,170 of the securities offered hereby, and to hold such securities for investment for a period of at least 60 days.

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $33.98 PER SECURITY

	Price to	Agent’s	Proceeds to
	Public(1)	Commissions(2)	Company(1)

Per Security	$33.98	$0.03398	$33.94602
Total	$54,809,740	$54,809.74	$54,754,930.26

(1)	Plus accrued interest, if any, from the original issue date.
(2)	For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

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SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the securities we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

     The securities offered are medium-term debt securities of Morgan Stanley. We may not redeem the securities prior to maturity.

Each security costs $33.98

We, Morgan Stanley, are offering 20% Reverse Exchangeable Securities due March 24, 2008, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars or for Shares of Common Stock of The Walt Disney Company, which we refer to as the securities. The principal amount and issue price of each security is $33.98.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

No guaranteed return of principal

Unlike ordinary debt securities, the securities do not guarantee any return of principal at maturity. The payment at maturity will be based on the closing price of the common stock of The Walt Disney Company, which we refer to as Disney Stock, on March 19, 2008, which we refer to as the determination date, as adjusted for certain corporate events and dividends by an exchange factor, initially set at 1.0, which price we refer to as the maturity price. If the maturity price of Disney Stock on the determination date is less than $40.776, which we refer to as the exchange price, you will receive, in lieu of the principal amount of each security, 0.83333 shares of Disney Stock per each security, which we refer to as the exchange ratio, the value of which may be significantly less than the $33.98 principal amount of the securities and which could be zero. Because the exchange price is 20% higher than the initial share price of $33.98, the maturity price of Disney Stock must increase by at least 20% as of the determination date in order for you to receive the $33.98 principal amount per security at maturity. See “—Payment at maturity” below.

20% interest on the principal amount

We will pay interest on the securities at the rate of 20% of the principal amount per year, payable monthly on the twenty-fourth calendar day of each month, beginning on April 24, 2007, including on the maturity date. The interest rate we pay on the securities is more than the current dividend rate on Disney Stock and the rate that would be paid on a conventional debt security with the same maturity issued by us. You will be entitled to receive all interest payments on the principal amount of your securities whether we deliver cash or shares of Disney Stock at maturity.

Payment at maturity

We will deliver to you on the maturity date for each $33.98 principal amount of securities that you hold:

  if the maturity price of Disney Stock on the determination date is greater than or equal to the exchange price, an amount in cash equal to the $33.98 principal amount per security; or

if the maturity price of Disney Stock on the determination date is less than the exchange price, shares of Disney Stock in exchange for each security at the exchange ratio.

The exchange price is $40.776, or 120% of the initial share price of $33.98. Because the exchange price is 20% higher than the initial share price, the maturity price of Disney Stock must increase by at least 20% as of the determination date in order for you to receive the $33.98 principal amount of each security at maturity. The exchange ratio is 0.83333 and is equal to the $33.98 issue price of the securities divided by the exchange price.

The exchange ratio will be subject to adjustment for certain ordinary dividends, extraordinary dividends and corporate events relating to The Walt Disney Company, which we refer to as Disney, by the exchange factor, initially set at 1.0. You should read about those adjustments in the sections of this pricing supplement called “Risk Factors—The antidilution adjustments the calculation agent is required to make do not cover every corporate event that can affect Disney Stock” and “Description of Securities—Payment at Maturity,” “—Exchange Factor” and “—Antidilution Adjustments.”

If a market disruption event occurs on March 19, 2008, or that day is not a trading day, the maturity date of the securities may be postponed. See the section of this pricing supplement called “Description of Securities—Maturity Date.” The maturity of the securities may be accelerated under the circumstances described below under “—The maturity date of the securities may be accelerated.”

You will not have the right to exchange your securities for cash or Disney Stock prior to maturity.

You can review the historical prices of Disney Stock in the section of this pricing supplement called “Description of Securities—Historical Information.”

The maturity date of the securities may be accelerated

The maturity date of the securities will be accelerated upon the occurrence of either of the following events:

  a price event acceleration, which will occur if the closing price of Disney Stock times the exchange factor on any two consecutive trading days is lessthan $2.00; or
  an event of default acceleration, which will occur if there is an event of default with respect to the securities.

The amount payable to you will differ depending on the reason for the acceleration.

  If there is a price event acceleration, we will owe you (i) a number of shares of Disney Stock at the exchange ratio, multiplied by the exchange factor as of the date of such acceleration, and (ii) accrued but unpaid interest to but excluding the accelerated maturity date plus an amount of cash determined by the calculation agent equal to the sum of the present values of the remaining scheduled payments of interest on the securities (excluding such accrued but unpaid interest) discounted to the accelerated maturity date, as described in the section of this pricing supplement called “Description of Securities—Price Event Acceleration.”

  If there is an event of default acceleration, we will owe you either (i) if the closing price of Disney Stock times the exchange factor on the date of acceleration is greater than or equal to the exchange price, the $33.98 principal amount per security, plus accrued but unpaid interest to but excluding the accelerated maturity date or (ii) if the closing price of Disney Stock times the exchange factor on the date of acceleration is less than the exchange price, an amount of cash with a value equal to a number of shares of Disney Stock at the exchange ratio multiplied by the exchange factor as of the date of such acceleration, plus accrued but unpaid interest to but excluding the accelerated maturity date.

The amount payable to you if the maturity of the securities is accelerated may be substantially less than the principal amount of the securities.

The securities may become exchangeable into the common stock of companies other than Disney

Following certain corporate events relating to Disney Stock, such as a stock-for- stock merger where Disney is not the surviving entity, you will receive at maturity cash or a number of shares of the common stock of a successor corporation to Disney based on the closing price of such successor’s common stock. Following certain other corporate events relating to Disney Stock, such as a merger event where holders of Disney Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to Disney Stock, you will receive at maturity cash or the common stock of a company in the same industry group as Disney in lieu of, or in addition to, Disney Stock, as applicable, based on the closing prices of such common stock. In the event of such a corporate event, the equity-linked nature of the securities would be significantly altered. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Description of Securities—Antidilution Adjustments.” You should read this section in order to understand these and other adjustments that may be made to your securities.

MS & Co. will be the calculation agent

We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes. As calculation agent, MS & Co. will determine the maturity price on the determination date, the appropriate payment at maturity, the amount payable per security in the event of a price event acceleration, any adjustment to the exchange factor for certain ordinary and extraordinary dividends or corporate events affecting Disney Stock and the appropriate underlying security or securities to be delivered at maturity, if the maturity price of Disney Stock does not increase to or above the exchange price on the determination date, following certain extraordinary dividends or reorganization events relating to Disney Stock that we describe in the section of this pricing supplement called “Description of Securities—Antidilution Adjustments.”

No affiliation with Disney	Disney is not an affiliate of ours and is not involved with this offering in any way. The obligations represented by the securities are obligations of Morgan Stanley and not of Disney.

Where you can find more information on the securities

The securities are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006. We describe the basic features of this type of security in the sections of the prospectus supplement called “Description of Notes—Fixed Rate Notes” and “—Exchangeable Notes.”

For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement. You should also read about some of the risks involved in investing in securities in the section called “Risk Factors.” The tax and accounting treatment of investments in equity-linked notes such as the securities may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

RISK FACTORS

     The securities are not secured and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of Disney Stock, there is no guaranteed return of principal at maturity. This section describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities are not ordinary senior notes — no guaranteed return of principal

The securities combine features of equity and debt. The terms of the securities differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity. Our payment to you at maturity will either be (i) cash equal to the $33.98 principal amount of each security or (ii) a number of shares of Disney Stock at the exchange ratio multiplied by the exchange factor as of the determination date, if the maturity price of Disney Stock on the determination date is less than the exchange price. Because the exchange price is 20% higher than the initial share price, the maturity price of Disney Stock must increase by at least 20% as of the determination date in order for you to receive the $33.98 principal amount of each security at maturity. If we deliver shares of Disney Stock at maturity in exchange for each security, the value of those shares will be less than the principal amount of each security and could be zero.

The securities will not be listed

The securities will not be listed on any exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. currently intends to act as a market maker for the securities but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the securities. Because it is not possible to predict whether the market for the securities will be liquid or illiquid, you should be willing to hold your securities to maturity.

Market price of the securities will be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the trading price of Disney Stock on any day will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include:

•	the volatility (frequency and magnitude of changes in price) of Disney Stock,

•	the dividend rate on Disney Stock,

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect stock markets generally and that may affect Disney and the trading price of Disney Stock,

•	interest and yield rates in the market,

•	the time remaining to the maturity of the securities,

•	our creditworthiness, and

•	the occurrence of certain events affecting Disney that may or may not require an adjustment to the exchange factor.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the principal amount if the product of the closing price of Disney Stock and the exchange factor as of the relevant date is below the exchange price.

You cannot predict the future performance of Disney Stock based on its historical performance. The price of Disney Stock may not increase to or above the exchange price on the determination date and you may receive at maturity shares of Disney Stock worth less than the principal amount of the securities. We cannot guarantee that the price of Disney Stock will be higher than the exchange price on the determination date so that you will receive at maturity an amount equal to the $33.98 principal amount per security.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities (even if the price of Disney Stock declines). In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

If the securities are accelerated, you may receive an amount worth substantially less than the principal amount of the securities	The maturity of the securities will be accelerated if there is a price event acceleration or an event of default acceleration. The amount payable to you if the maturity of the securities is accelerated will differ depending on the reason for the acceleration and may be substantially less than the principal amount of the securities. See “Description of Securities—Price Event Acceleration” and “Description of Securities—Alternate Exchange Calculation in Case of an Event of Default.”

No affiliation with Disney

Disney is not an affiliate of ours and is not involved with this offering in any way. Consequently, we have no ability to control the actions of Disney, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity. Disney has no obligation to consider your interest as an investor in the securities in taking any corporate actions that might affect the value of your securities. None of the money you pay for the securities will go to Disney.

Morgan Stanley may engage in business with or involving Disney without regard to your interests

We or our affiliates may presently or from time to time engage in business with Disney without regard to your interests, including extending loans to, or making equity investments in, Disney or providing advisory services to Disney, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Disney. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Disney. These research reports may or may not recommend that investors buy or hold Disney Stock.

You have no shareholder rights

Investing in the securities is not equivalent to investing in Disney Stock. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to Disney Stock. In addition, you do not have the right to exchange your securities for cash or for Disney Stock prior to maturity.

The securities may become exchangeable into the common stock of companies other than Disney

Following certain corporate events relating to Disney Stock, such as a stock-for- stock merger where Disney is not the surviving entity, you will receive at maturity cash or a number of shares of the common stock of a successor corporation to Disney based on the closing price of such successor’s common stock. Following certain other corporate events relating to Disney Stock, such as a merger event where holders of Disney Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to Disney Stock, you will receive at maturity cash or the common stock of a company in the same industry group as Disney in lieu of, or in addition to, Disney Stock, as applicable, based on the closing prices of such common stock. In the event of such a corporate event, the equity-linked nature of the securities would be significantly altered. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Description of Securities—Antidilution Adjustments.” The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the securities.

The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect Disney Stock

MS & Co., as calculation agent, will adjust the exchange factor and, thus, the maturity price used to determine whether or not the exchange price has been reached and, if applicable, the number of shares of Disney Stock deliverable at maturity for certain events affecting Disney Stock, such as stock splits and stock dividends, and certain other corporate actions involving Disney, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that could affect Disney Stock. For example, the calculation agent is not required to make any adjustments if Disney or anyone else makes a partial tender or partial exchange offer for Disney Stock nor will adjustments be made after the determination date. If an event occurs that does not require the calculation agent to adjust the amount of Disney Stock payable at maturity, the market price of the securities may be materially and adversely affected. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect Disney Stock other than those contemplated in this pricing supplement. Such adjustments will be made to reflect the consequences of events but not with the aim of changing relative investment risk. The determination by the calculation agent to adjust, or not to adjust, the exchange factor may materially and adversely affect the value of the securities.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the securities.

As calculation agent, MS & Co. will determine the appropriate payment at maturity, the amount payable to you in the event of a price event acceleration, any adjustment to the exchange factor to reflect certain ordinary dividends, extraordinary dividends and corporate and other events and the appropriate underlying security or securities to be delivered at maturity, if applicable. Determinations made by MS & Co, in its capacity as calculation agent, including adjustments to the exchange factor or the calculation of the amount payable to you in the event of a price event acceleration, may affect the amount payable to you at maturity or upon a price event acceleration of the securities. See the sections of this pricing supplement called “Description of Securities—Antidilution Adjustments” and “—Price Event Acceleration.”

The original issue price of the securities includes the agent’s commissions and certain costs of hedging our obligations under the securities. The subsidiaries through which we hedge our obligations under the securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities

MS & Co. and other affiliates of ours have carried out and will continue to carry out hedging activities related to the securities, including trading in Disney Stock as well as in other instruments related to Disney Stock. MS & Co. and some of our other subsidiaries also trade Disney Stock and other financial instruments related to Disney Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the date of this pricing supplement could have affected the price of Disney Stock and, accordingly, could have increased the initial share price used as the basis of the calculation of the exchange price and, therefore, could have increased the price at which Disney Stock must close before you would receive the principal amount of the securities at maturity.

Because the characterization of the Securities for U.S. federal income tax purposes is uncertain, the material U.S. federal income tax consequences of an investment in the Securities are uncertain

You should also consider the U.S. federal income tax consequences of investing in the securities. There is no direct legal authority as to the proper tax treatment of the securities, and consequently our special tax counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes. Significant aspects of the tax treatment of the securities are uncertain. Pursuant to the terms of the securities, you have agreed with us to treat a Security as a unit consisting of (i) a put right written by you to us that requires you to pay us, in exchange for shares of Disney Stock (and cash in lieu of any fractional shares), an amount equal to a deposit (as described below) if the product of the closing price of Disney Stock and the exchange factor on the determination date is less than the exchange price and (ii) a deposit with us of a fixed amount of cash to secure your obligation to purchase the Disney Stock, as described in the section of this pricing supplement called “Description of Securities—United States Federal Income Taxation—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the securities, the timing and/or character of income on the securities and your basis for Disney Stock received in exchange for the securities would differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called “Description of Securities—United States Federal Income Taxation.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the Securities, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

      Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $33.98 principal amount of our 20% Reverse Exchangeable Securities due March 24, 2008, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars or for Shares of Common Stock of The Walt Disney Company. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount Maturity Date

$54,809,740

March 24, 2008, subject to acceleration as described below in “— Price Event Acceleration” and “—Alternate Exchange Calculation in Case of an Event of Default” and subject to extension if the Determination Date is postponed in accordance with the following paragraph.

If the Determination Date is postponed due to a Market Disruption Event or otherwise, the Maturity Date will be postponed so that the Maturity Date will be the second Trading Day following the Determination Date.

Determination Date

March 19, 2008, provided that if March 19, 2008 is not a Trading Day or if a Market Disruption Event occurs on such day, the Determination Date will be the immediately succeeding Trading Day on which no Market Disruption Event occurs.

Interest Rate Interest Payment Dates

20% per annum

The twenty-fourth calendar day of each month, beginning April 24, 2007, including the Maturity Date.

If the scheduled Maturity Date is postponed due to a Market Disruption Event or otherwise, we will pay interest on the Maturity Date as postponed rather than on March 24, 2008, but no interest will accrue on the Securities or on such payment during the period from or after the scheduled Maturity Date.

Record Date

The Record Date for each Interest Payment Date, including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date 15 calendar days prior to such scheduled Interest Payment Date, whether or not that date is a Business Day.

Specified Currency Issue Price Original Issue Date (Settlement Date) Denominations CUSIP Number Initial Share Price

U.S. dollars

$33.98 per Security

March 22, 2007

$33.98 and integral multiples thereof

61750V360

$33.98, the price of Disney Stock used to determine the Exchange Price on March 15, 2007, the date we priced the Securities for initial sale to the public.

Exchange Price Disney Stock	$40.776 (120% of the Initial Share Price) Shares of common stock of The Walt Disney Company

Maturity Price	Maturity Price means the product of (i) the Closing Price of one share of Disney Stock and (ii) the Exchange Factor, each determined as of the Determination Date.

Payment at Maturity

Unless the maturity of the Securities has been accelerated, on the Maturity Date, upon delivery of the Securities to the Trustee, we will deliver to you for each $33.98 principal amount of Securities:

  if the Maturity Price is greater than or equal to the Exchange Price, an amount in cash equal to the $33.98 principal amount per Security, or if the Maturity Price is less than the Exchange Price, a number of shares of Disney Stock equal to the product of the Exchange Ratio and the Exchange Factor, determined as of the Determination Date. See “—Exchange Ratio” below. The Exchange Factor is initially set at 1.0 and is subject to adjustment upon the occurrence of certain ordinary dividends, extraordinary dividends and corporate events relating to Disney Stock. See “— Exchange Factor” and “—Antidilution Adjustments” below.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to DTC, on or prior to 10:30 a.m. on the Trading Day immediately prior to the Maturity Date of the Securities (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), of the amount of cash or Disney Stock, as applicable, to be delivered with respect to the $33.98 principal amount of each Security and (ii) deliver such cash or shares of Disney Stock (and cash in respect of interest and any fractional shares of Disney Stock), if applicable, to the Trustee for delivery to the holders on the Maturity Date. The Calculation Agent shall determine the Exchange Factor applicable on the Determination Date.

If the maturity of the Securities is accelerated because of a Price Event Acceleration (as described under “—Price Event Acceleration” below) or because of an Event of Default Acceleration (as defined under “—Alternate Exchange Calculation in Case of an Event of Default” below), we shall provide such notice as promptly as possible and in no event later than (i) in the case of an Event of Default Acceleration, two Trading Days after the date of acceleration (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding such Trading Day) and (ii) in the case of a Price Event Acceleration, 10:30 a.m. on the Trading Day immediately prior to the accelerated Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the accelerated Maturity Date).

Exchange Ratio	0.83333

Exchange Factor

1.0, subject to adjustment upon the occurrence of certain ordinary dividends, extraordinary dividends and corporate events affecting Disney Stock through and including the Determination Date. See “—Antidilution Adjustments” below.

No Fractional Shares

If at maturity we are required to deliver shares of Disney Stock as described in “—Payment at Maturity” above, we will pay cash in lieu of delivering fractional shares of Disney Stock in an amount equal to the corresponding fractional Closing Price of Disney Stock, as determined by the Calculation Agent on the Determination Date.

Price Event Acceleration

If on any two consecutive Trading Days during the period prior to and ending on the third Business Day immediately preceding the Valuation Date, the product of the Closing Price per share of Disney Stock and the Exchange Factor is less than $2.00, the Maturity Date of the Securities will be deemed to be accelerated to the third Business Day immediately following such second Trading Day (such second Trading Day, the “date of acceleration”). Upon such acceleration, with respect to the $33.98 principal amount of each Security, you will receive per Security on such accelerated Maturity Date:

  a number of shares of Disney Stock equal to the product of the Exchange Ratio and the Exchange Factor, adjusted as if such date were the Determination Date, as of such date of acceleration; and

  accrued but unpaid interest to but excluding the accelerated Maturity Date plus an amount of cash, as determined by the Calculation Agent, equal to the sum of the present values of the remaining scheduled payments of interest on the Securities (excluding any portion of such payments of interest accrued to the accelerated Maturity Date) discounted to the accelerated Maturity Date at the yield that would be applicable to a non- interest bearing, senior unsecured debt obligation of ours with a comparable term.

We expect such shares and cash will be distributed to investors on the accelerated Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus. The present value of each remaining scheduled payment will be based on the comparable yield that we would pay on a non-interest bearing, senior unsecured debt obligation having a maturity equal to the term of each such remaining scheduled payment, as determined by the Calculation Agent.

Investors will not be entitled to receive the return of the $33.98 principal amount of each Security upon a Price Event Acceleration.

Business Day	Any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Closing Price	The Closing Price for one share of Disney Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

•

if Disney Stock (or any such other security) is listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which Disney Stock (or any such other security) is listed or admitted to trading,

•	if Disney Stock (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day, or

•

if Disney Stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If Disney Stock (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of Disney Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the- counter market as reported on the NASDAQ or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to Disney Stock (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for Disney Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for Disney Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. Incorporated (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board Service” will include any successor service thereto.

Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC (“NYSE”), the American Stock Exchange LLC, the NASDAQ,

the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note

Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC upon instructions from its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—Global Securities—Registered Global Securities” and “Forms of Securities—The Depositary” in the accompanying prospectus.

Optional Redemption	We do not have the option to redeem the Securities prior to the Maturity Date.

Senior Note or Subordinated Note Trustee	Senior The Bank of New York, as successor trustee to JPMorgan Chase Bank, N.A.

Agent Calculation Agent

MS & Co.

MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee, and us.

All calculations with respect to the Exchange Factor will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); and all dollar amounts paid with respect to the aggregate number of Securities related to interest payments or the payment at maturity will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the appropriate payment at maturity, making adjustments to the Exchange Factor, determining any Closing Price or whether a Market Disruption Event has occurred or calculating the amount payable to you in the event of a Price Event Acceleration. See “—Antidilution

Adjustments” and “—Market Disruption Event” below and “— Price Event Acceleration” above. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments

The Exchange Factor will be adjusted as follows:

1. If Disney Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of Disney Stock.

2. If Disney Stock is subject (i) to a stock dividend (issuance of additional shares of Disney Stock) that is given ratably to all holders of shares of Disney Stock or (ii) to a distribution of Disney Stock as a result of the triggering of any provision of the corporate charter of Disney, then once the dividend has become effective and Disney Stock is trading ex-dividend, the Exchange Factor will be adjusted so that the new Exchange Factor shall equal the prior Exchange Factor plus the product of (i) the number of shares issued with respect to one share of Disney Stock and (ii) the prior Exchange Factor.

3. If Disney issues rights or warrants to all holders of Disney Stock to subscribe for or purchase Disney Stock at an exercise price per share less than the Closing Price of Disney Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Securities, then the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of shares of Disney Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Disney Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Disney Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Disney Stock which the aggregate offering price of the total number of shares of Disney Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

4. The following adjustments to the Exchange Factor will be made to reflect all ordinary cash dividends paid with respect to Disney Stock (“Ordinary Dividends”) that have a value greater or less than $0.31 per annum (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split, the “Base Dividend”); provided that, if Disney effects a change in the periodicity of its dividend payments (e.g. from annual payments to bi-annual payments) (a

“Payment Period Adjustment”), the Calculation Agent will make a corresponding adjustment to the Base Dividend and the timing of any Ordinary Dividend adjustment pursuant to this paragraph 4. Ordinary Dividends do not include any distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 6 and Extraordinary Dividends as defined in paragraph 5. If any Ordinary Dividend with respect to Disney Stock that has an “ex-dividend date” (that is, the day on and after which transactions in Disney Stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other distributions) after the Original Issue Date of the Securities and on or prior to the second Trading Day immediately preceding the Maturity Date of the Securities, the Exchange Factor with respect to Disney Stock will be adjusted on the ex-dividend date for such Ordinary Dividend so that the new Exchange Factor will equal the product of (i) the prior Exchange Factor and (ii) a fraction, the numerator of which is the Closing Price of Disney Stock on the Trading Day preceding the ex-dividend date for the payment of such cash dividend or other cash distribution (such Closing Price, the “Base Closing Price”) and the denominator of which is (x) the sum of the Base Closing Price and the Base Dividend less (y) the amount of such Ordinary Dividend. If Disney declares that it will pay no dividend in any year, other than in connection with a Payment Period Adjustment, an adjustment will be made in accordance with this paragraph 4 on the date corresponding to the ex-dividend date in the immediately prior dividend payment period during which an ordinary cash dividend was paid.

5. “Extraordinary Dividend” means each of (a) the full amount per share of Disney Stock of any cash dividend or special dividend or distribution that is identified by Disney as an extraordinary or special dividend or distribution and (b) the full cash value of any non-cash dividend or distribution per share of Disney Stock (excluding Marketable Securities, as defined in paragraph 6 below). Subject to the following sentence, if any cash dividend or distribution of such other property with respect to Disney Stock includes an Extraordinary Dividend, the Exchange Factor with respect to Disney Stock will be adjusted on the ex-dividend date so that the new Exchange Factor will equal the product of (i) the prior Exchange Factor and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend. If any Extraordinary Dividend is at least 35% of the Base Closing Price, then, instead of adjusting the Exchange Factor, the amount payable upon exchange at maturity will be determined as described in paragraph 6 below, and the Extraordinary Dividend will be allocated to an Alternate Stock in accordance with the procedures for an Alternate Stock Event as described in clause (c)(ii) of paragraph 6 below. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error. A distribution on Disney Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 6 below shall cause an adjustment to the Exchange Factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 6, as applicable.

6. Any of the following shall constitute a Reorganization Event: (i) Disney Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by Disney, (ii) Disney has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) Disney completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) Disney is liquidated, (v) Disney issues to all of its shareholders equity securities of an issuer other than Disney (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spinoff stock”) or (vi) Disney Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares. If any Reorganization Event occurs, in each case as a result of which the holders of Disney Stock receive any equity security listed on a national securities exchange (a “Marketable Security”), other securities or other property, assets or cash (collectively “Exchange Property”), the amount payable at maturity with respect to the $33.98 principal amount of each Security following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock), including the determination of whether the Maturity Price is equal to or greater than the Exchange Price, will be based on the following:

(a) if Disney Stock continues to be outstanding, Disney Stock (if applicable, as reclassified upon the issuance of any tracking stock) at the Exchange Factor on the Determination Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b) for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for Disney Stock, the number of shares of the New Stock received with respect to one share of Disney Stock multiplied by the Exchange Factor for Disney Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the “New Stock Exchange Factor”), as adjusted to the Determination Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

(i) if the combined value of the amount of Non-Stock Exchange Property received per share of Disney Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of Disney Stock is less than 25% of the Closing

Price of Disney Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, a number of shares of Disney Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Closing Prices of Disney Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Exchange Factor in effect for Disney Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event; and the number of such shares of Disney Stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Exchange Factor in subparagraph (a) above and/or the New Stock Exchange Factor in subparagraph (b) above, as applicable, or

(ii) if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Closing Price of Disney Stock on the Trading Day immediately prior to the effective date relating to such Reorganization Event or, if Disney Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, an “Alternate Stock Event”), a number of shares (the “Alternate Stock Exchange Factor”) of the Alternate Stock (as defined below) with a value on the effective date of such Reorganization Event equal to the Non-Stock Exchange Property Value multiplied by the Exchange Factor in effect for Disney Stock on the Trading Day immediately prior to the effective date of such Reorganization Event. The “Alternate Stock” will be the common stock of the company with a Price Volatility on the Measurement Date (each as defined below) that is nearest (whether higher or lower) to the Price Volatility of Disney Stock, as selected by the Calculation Agent from a group of five stocks then included in the S&P 500® Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion). The stocks from which the Alternate Stock is selected will be the five stocks with the largest market capitalization among the stocks then included in the S&P 500 Index (or such successor index) with the same primary “Industry” Standard Industrial Classification Code (“SIC Code”) as Disney; provided that, if there are fewer than five stocks with the same primary “Industry” SIC Code as Disney, the Calculation Agent will identify additional stocks then included in the S&P 500 Index (or such successor index), from the following categories, selecting stocks, as required, in each succeeding category in descending order of market capitalization, beginning with the stock in each category with the largest capitalization: first, stocks with the same primary “Industry Group” classification as Disney; second, stocks with the same primary “Major Group” classification as Disney; and third, stocks with the same primary “Division” classification as Disney; provided further, however, that none of the five stocks from which the Alternate Stock will be selected will be a stock that is subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would materially limit the ability of Morgan Stanley or any of its affiliates to hedge the Securities with respect to such stock (a “Hedging Restriction”). “Industry,” “Industry Group,” “Major Group” and “Division” have the meanings assigned by the Office of Management and Budget, or any successor federal agency responsible for assigning SIC codes. If the SIC Code system of classification is altered or abandoned, the Calculation Agent may select an alternate classification system and implement similar procedures. “Price Volatility” means the average historical price volatility for the period of 100 Trading Days ending on the Trading Day immediately prior to the first public announcement of the relevant Reorganization Event (the “Measurement Date”) as such average historical price volatility for such stock is displayed on Bloomberg screen Equity HVG (using the settings N = 100 and Market: T) (or any successor thereto); provided that if the Price Volatility of Disney Stock or any stock identified in this sub-paragraph is not then displayed on Bloomberg, then the Calculation Agent, in its sole discretion, will determine the applicable Price Volatility.

Following the allocation of any Extraordinary Dividend to Alternate Stock pursuant to paragraph 5 above or any Reorganization Event described in this paragraph 6, the amount payable, or deliverable upon exchange, at maturity with respect to the $33.98 principal amount of each Security will be either (i) $33.98 in cash or (ii) if the Maturity Price (as determined by the Calculation Agent as of the Determination Date in accordance with the methodology described above in this paragraph 6) is less than the Exchange Price:

(x)	if applicable, Disney Stock at the Exchange Ratio times the Exchange Factor then in effect; and
(y)	if applicable, for each New Stock, such New Stock at the Exchange Ratio times the New Stock Exchange Factor then in effect for such New Stock; and
(z)	if applicable, Alternate Stock at the Exchange Ratio times the Alternate Stock Exchange Factor then in effect for such Alternate Stock.

In each case, the applicable Exchange Factor (including for this purpose, any New Stock Exchange Factor or Alternate Stock Exchange Factor) will be determined by the Calculation Agent on the Determination Date.

7. No adjustments to the Exchange Factor will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Closing Price of Disney Stock, including, without limitation, a partial tender or exchange offer for Disney Stock. The Calculation Agent may, in its sole discretion, make additional changes to the Exchange Factor upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders’ rights in, Disney Stock (or other Exchange Property), but only to reflect such changes, and not with the aim of changing relative investment risk. There may be corporate or other similar events that could affect the Closing Price of Disney Stock for which the Calculation Agent will not adjust the Exchange Factor.

Notwithstanding the foregoing, the amount payable by us at maturity with respect to each Security, determined as of the Determination Date, will not under any circumstances exceed the $33.98 principal amount of the Securities as of the Determination Date.

For purposes of paragraph 6 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 6 above, (i) references to “Disney Stock” under “No Fractional Shares,” “Closing Price” and “Market Disruption Event” shall be deemed to also refer to any New Stock or Alternate Stock, and (ii) all other references in this pricing supplement to “Disney Stock” shall be deemed to refer to the Exchange Property into which the Securities are thereafter exchangeable and references to a “share” or “shares” of Disney Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Alternate Stock, unless the context otherwise requires. The New Stock Exchange Factor(s) or Alternate Stock Exchange Factor resulting from any Reorganization Event described in paragraph 6 above or similar adjustment under paragraph 5 above shall be subject to the adjustments set forth in paragraphs 1 through 7 hereof.

If an Alternate Stock Event occurs, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the occurrence of such Alternate Stock Event and of the Alternate Stock selected as promptly as possible and in no event later than five Business Days after the date of the Alternate Stock Event.

No adjustment to the Exchange Factor (including for this purpose any New Stock Exchange Factor or Alternate Stock Exchange Factor) will be required unless such adjustment would require a change of at least 0.1% in the Exchange Factor then in effect. The Exchange Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Exchange Factor will be made up to the close of business on the Determination Date.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Exchange Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 7 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Exchange Factor or to the method of calculating the amount payable upon exchange at maturity of the Securities in accordance with paragraph 6 above upon written request by any investor in the Securities.

Market Disruption Event

Market Disruption Event means, with respect to Disney Stock:

(i) a suspension, absence or material limitation of trading of Disney Stock on the primary market for Disney Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Disney Stock as a result of which the reported trading prices for Disney Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Disney Stock, if available, during the one- half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the Securities.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission (the “Commission”) of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on Disney Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Disney Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Disney Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default

In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to either (i) if the product of the Closing Price of Disney Stock on the date of acceleration and the Exchange Factor is greater than or equal to the Exchange Price, the $33.98 principal amount of each Security plus accrued but unpaid interest to but excluding the accelerated Maturity Date or (ii) if the product of the Closing Price of Disney Stock on the date of acceleration and the Exchange Factor is less than the Exchange Price, (x) an amount of cash with a value equal to a number of shares of Disney Stock at the Exchange Ratio multiplied by the Exchange Factor as of the date of acceleration and (y) accrued but unpaid interest to but excluding the accelerated Maturity Date.

Disney Stock; Public Information

The Walt Disney Company is a diversified entertainment company. Disney Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Commission. Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is http://www.sec.gov. Information provided to or filed with the Commission by Disney pursuant to the Exchange Act can be located by reference to Commission file number 001-11605. In addition, information regarding Disney may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Securities offered hereby and does not relate to Disney Stock or other securities of Disney. We have derived all disclosures contained in this pricing supplement regarding Disney from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Disney. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Disney is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Disney Stock (and therefore the price of Disney Stock at the time we priced the Securities for initial sale to the public) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Disney could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of Disney Stock.

We and/or our affiliates may presently or from time to time engage in business with Disney, including extending loans to, or making equity investments in, Disney or providing advisory services to Disney, such as merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Disney, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Disney, and the reports may or may not recommend that investors buy or hold Disney Stock. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of Securities, you should undertake an independent investigation of Disney as in your judgment is appropriate to make an informed decision with respect to an investment in Disney Stock.

Historical Information

The following table sets forth the published quarterly high and low Closing Prices of Disney Stock from January 1, 2004 through March 15, 2007. The Closing Price of Disney Stock on March 15, 2007 was $33.79. We obtained the Closing Prices and other information below from Bloomberg Financial Markets, without independent verification. You should not take the historical prices of Disney Stock as an indication of future performance. The price of Disney Stock may not increase to or above the Exchange Price on the Determination Date, so that at maturity you will receive an amount of Disney Stock worth less than the principal amount of the Securities. To the extent that you receive an amount of Disney Stock worth less than the $33.98 Issue Price of the Securities, and the shortfall is not offset by the interest paid on the Securities, you will lose money on your investment.

	High	Low	Dividends

(CUSIP 254687106)
2004
First Quarter	28.00	23.19	0.21
Second Quarter	26.59	22.10	-
Third Quarter	25.28	20.89	-
Fourth Quarter	27.99	23.08	-
2005
First Quarter	29.88	27.17	0.24
Second Quarter	28.70	25.18	-
Third Quarter	26.38	23.22	-
Fourth Quarter	26.06	22.96	-
2006
First Quarter	28.75	23.99	0.27
Second Quarter	30.74	27.00	-
Third Quarter	31.07	28.47	-
Fourth Quarter	34.85	30.53	-
2007
First Quarter (through March 15,
2007)	35.85	33.10	0.31

We make no representation as to the amount of dividends, if any, that Disney will pay in the future. Adjustments to the Exchange Factor will be made in the event of certain ordinary cash dividends and extraordinary dividends. See “—Antidilution Adjustments” above. In any event, as a holder of a Security, you will not be entitled to receive dividends, if any, that may be payable on Disney Stock.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us in connection with hedging our obligations under the Securities through one or more of our subsidiaries. The original issue price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the date of this pricing supplement we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in Disney Stock. Such purchase activity could have increased the Initial Share Price of Disney Stock used as the basis of the calculation of the Exchange Price, and, accordingly, could have increased the price at which Disney Stock must close before you would receive at maturity the principal amount of $33.98 per Security. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling Disney Stock, options contracts on Disney Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the price of Disney Stock and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity or upon any acceleration of the Securities.

Supplemental Information Concerning
Plan of Distribution

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Securities set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date. After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Securities against payment therefor in New York, New York on March 22, 2007 which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or Disney Stock. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities or Disney Stock in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

ERISA Matters for Pension Plans
and Insurance Companies

The following is merely a summary, and should not be construed as legal advice or as complete in all relevant respects. This summary was written in connection with the promotion or marketing by Morgan Stanley of the Securities and it cannot be used by any holder of the Securities for the purpose of avoiding penalties and/or excise tax that may be asserted against the holder under the Internal Revenue Code. All investors are urged to consult their legal advisors before investing assets of an employee benefit plan in the Securities and to make their own independent decisions.

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) (“MSDWI”), may be each considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, or 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA of Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non- exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

In addition to considering the consequences of holding the Securities, employee benefit plans subject to ERISA or insurance companies deemed to be investing ERISA plan assets (or other governmental or church plans subject to similar regulation, as described above) purchasing the Securities should also consider the possible implications of owning Disney Stock upon exchange of the Securities for shares of Disney Stock at maturity. Purchasers of the Securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above. The sale of any Securities to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation

The following is a general discussion of the principal U.S. federal income tax consequences to initial investors in the Securities that purchase the Securities at the Issue Price and will hold the Securities as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of the U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws (e.g., certain financial institutions, tax-exempt organizations, real estate investment trusts, regulated investment companies, dealers in options or securities, or persons who hold a Security as a part of a hedging transaction, straddle, conversion or any similar transaction). As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

General

Pursuant to the terms of the Securities, we and every investor in the Securities agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Security for all tax purposes as a unit consisting of: (i) a put right (the “Put Right”) written by the investor to us that requires the investor in a Security to pay us, in exchange for shares of Disney Stock (and cash in lieu of any fractional shares), an amount equal to the Deposit (as defined below) if the Maturity Price is less than the Exchange Price and (ii) a deposit with us of a fixed amount of cash to secure the investor’s obligation to purchase the Disney stock (the “Deposit”). Based on our determination of the relative fair market values of the Put Right and the Deposit at the time of issuance of the Securities, we will allocate 100% of the Issue Price of the Securities to the Deposit and none to the Put Right.

In accordance with this characterization, a portion of the monthly interest on the Securities will represent payments attributable to the investor’s sale of the Put Right (the “Put Premium”), which Put Premium we have determined to be payable at an annual rate of 14.9264%. The remainder of the monthly payments will be treated as qualified stated interest on the Deposit.

Our allocation of the Issue Price between the Put Right and the Deposit will be binding on investors in the Securities, unless an investor timely and explicitly discloses to the Internal Revenue Service (“IRS”) that its allocation is different from ours. The treatment of the Securities described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Securities or instruments similar to the Securities for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Securities. Due to the absence of authorities that directly address instruments that are similar to the Securities, the proper U.S. federal income tax characterization or treatment of the Securities is unclear. Significant aspects of the U.S. federal income tax consequences of an investment in the Securities are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization or treatment described herein. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Securities (including alternative characterizations of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

U.S. Holders

As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a Security that is (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above, the following U.S. federal income tax consequences should result.

Monthly Payments on the Securities. To the extent attributable to interest on the Deposit, monthly payments on the Securities will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

The receipt of the Put Premium will not be taxable to a U.S. Holder.

Settlement at Maturity. If a U.S. Holder receives Par per Security in cash at maturity, the Put Right will be deemed to have expired unexercised. In such case, a U.S. Holder will not recognize income upon the return of the Deposit, but will recognize the total amount of Put Premium received by the U.S. Holder as short-term capital gain at such time.

If a U.S. Holder receives the Disney Stock at maturity, the Put Right will be deemed to have been exercised. In such case, the U.S. Holder will not recognize any income or gain in respect of the total Put Premium received and will not recognize any gain or loss with respect to any Disney Stock received. Instead, the U.S. Holder will have an aggregate basis in the shares of Disney Stock (including any fractional shares) received equal to the Deposit less the total Put Premium received (the “Net Purchase Price”), and such basis will be allocated proportionately among the shares of Disney Stock (including any fractional shares) received. A U.S. Holder’s holding period for any such shares of Disney Stock received will start on the day after receipt. However, with respect to any cash received in lieu of fractional shares of Disney Stock upon exercise of the Put Right, a U.S. Holder will recognize gain or loss. The amount of such gain or loss will be equal to the difference between the amount of such cash received and the tax basis allocable to the fractional shares, as discussed above. In addition, the U.S. Holder will be deemed to have received interest that has accrued on the Deposit through the date of exercise (and therefore would be required to recognize such accrued interest in accordance with the U.S. Holder’s method of accounting).

Sale or Exchange of the Securities. Upon a sale or exchange of a Security prior to maturity, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder's tax basis in the Securities so sold or exchanged. Any such gain or loss will generally be capital gain or loss, as the case may be. To the extent attributable to such U.S. Holder’s rights and obligations under the Put Right, any such capital gain or loss will be treated as short-term, while any such gain or loss that it is attributable to such U.S. Holder’s disposition of the Deposit will be treated as long-term capital gain or loss if such U.S. Holder has held the Security for more than one year. Such U.S. Holder’s tax basis in the Security will generally equal the U.S. Holder’s adjusted tax basis in the Deposit less any Put Premium received. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest on the Deposit, which would be taxed as described under “Monthly Payments on the Securities” above.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Debt Regulations”).

If the IRS were successful in asserting that the Contingent Payment Debt Regulations applied to the Securities or to the Deposit, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue interest income as original issue discount, subject to adjustments, at a “comparable yield” on the Issue Price. Furthermore, if the Securities or Deposit were treated as contingent payment debt instruments, any gain realized with respect to the Securities or the Deposit would generally be treated as ordinary income. In addition, if the Contingent Payment Debt Regulations applied to the Securities, a U.S. Holder would recognize income upon maturity of the Securities to the extent that the fair market value of shares of Disney Stock and cash (if any) received exceeded the adjusted issue price of the Securities.

Even if the Contingent Payment Debt Regulations do not apply to the Securities, other alternative U.S. federal income tax characterizations or treatments of the Securities are also possible, which if applied could significantly affect the timing and character of the income or loss with respect to the Securities. It is possible, for example, that the Securities could be treated as constituting an “open transaction” with the result that the monthly payments on the Securities might not be accounted for separately as giving rise to income to U.S. Holders until the sale, exchange or retirement of the Securities. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with the payments on the Securities and the proceeds from a sale or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exception from the information reporting rules.